Exhibit 11.1

CONSENT OF INDEPENDENT AUDITOR

We consent to the use in the Offering Circular constituting a part of this Offering Statement on Form 1-A, as it may be amended, of our Independent Auditor’s Report dated April 21, 2020 relating to the balance sheets of Storen Technologies, Inc. as of December 31, 2019 and 2018, and the related statements of operations, changes in stockholders’ equity, and cash flows for years then ended, and the related notes to the financial statements.

Jason M. Tyra, CPA, PLLC

Dallas, TX

June 17, 2020